EXHIBIT 99.1

SENOMYX ANNOUNCES ELECTION OF ROGER D. BILLINGSLEY, PH.D. TO BOARD OF DIRECTORS AND APPOINTMENT OF KENT SNYDER AS CHAIRMAN

SAN DIEGO, CA – April 3, 2008 – Senomyx, Inc. (NASDAQ: SNMX), a leading company focused on using proprietary technologies to discover and develop novel flavor ingredients for the food, beverage and ingredient supply industries, announced that its Board of Directors has appointed Roger D. Billingsley, Ph.D., a food industry veteran, a director and a member of the corporate governance and nominating committee, effective immediately. Senomyx also announced that Kent Snyder, a director and President and Chief Executive Officer of the Company, has been named to assume the role of Chairman of the Board, effective as of the Company’s 2008 annual meeting of stockholders. Mr. Snyder will replace Mark Leschly, who will not seek re-election at the company’s 2008 annual meeting.

Dr. Billingsley has more than 25 years of diverse food company experience in the retail, nutritional products, food service and ingredient industries.  He is currently Senior Vice President, Technology and Product Development at Dole Fresh Vegetables, a division of Dole Food Company, Inc.  Dr. Billingsley’s prior experience includes senior management positions at Abbott Nutrition, ConAgra Foods, Pet Incorporated, Nabisco Brands, Inc. and Kellogg Company.

“Senomyx’s activities are increasingly focused on relationships with the food and beverage industry and the anticipated commercialization of our flavor ingredients.  Roger’s expertise with product development, introductions of new consumer products and the implementation of strategic plans make him an ideal individual to join our Board at this time,” said Kent Snyder.

Mark Leschly, a Managing Partner with Rho Capital Partners, an investment and venture capital management company, has served as a member of Senomyx’s Board of Directors since November 2001 and as Chairman since December 2002.  “Senomyx has grown dramatically over the past seven years since I’ve been involved with the Company, and I’m pleased to leave it in such good hands,” Leschly said.  “Senomyx has a strong management team, a stable financial position, and has had significant scientific and business accomplishments.  I am proud to have played a part in its progress.”

“We would like to thank Mark for his many years of outstanding service to Senomyx,” said Snyder.  “Mark joined the Company’s Board in its formative years, and his leadership and knowledge have been invaluable as we progressed from a venture-backed company through the IPO process to where we stand today with our six Discovery and Development programs and a commercialized flavor ingredient.  He has been instrumental in helping Senomyx advance from a purely scientific company to our current status of having collaborations with seven of the world’s leading food, beverage and ingredient supply companies.”

In connection with Mr. Snyder’s appointment as Chairman of the Board, the Board also appointed Jay M. Short, Ph.D., to the newly-established position of Lead Independent Director, also effective as of the Company’s 2008 annual meeting of stockholders. Dr. Short, the Founder, Executive Director and Chairman of the E.O. Wilson Biodiversity Foundation, has been a member of the Company’s Board since March 2004.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company using proprietary taste receptor technologies to discover and develop novel flavor ingredients in the savory, sweet, salt, bitter and cooling areas.  Senomyx has entered into product discovery and development collaborations with seven of the world's leading packaged food, beverage and ingredient supply companies: Ajinomoto Co., Inc., Cadbury Schweppes, Campbell Soup Company, The Coca-Cola Company, Firmenich SA, Nestlé SA and Solae.  Nestlé is currently marketing products that contain one of Senomyx’s flavor ingredients.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding Senomyx’s ability, or Senomyx’s collaborators’ ability, to commercialize products incorporating Senomyx’s flavor ingredients in packaged foods and beverages. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients Senomyx may discover; Senomyx may be unable to develop flavor ingredients useful for formulation into products; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; and Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Annual Report on Form 10-K, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact:

Gwen Rosenberg

Senomyx, Inc.

Vice President, Investor Relations & Corporate Communications

(858) 646-8369

gwen.rosenberg@senomyx.com

#####